EXHIBIT 99.1
Press Release Source: FuelNation, Inc.

FuelNation Declares a 10 for 1 Stock Split, in the Form of a 900% Stock Dividend Tuesday May 24, 11:18 am ET

DAVIE, FLORIDA--(MARKET WIRE)--May 24, 2005 -- FuelNation Inc., (Other OTC:FLNA.PK - News) declares a 10 for 1 stock split, in the form of a 900% stock dividend, in which nine new shares will be issued for each share held. ADVERTISEMENT

The record date for the stock split will be June 3, 2005. The distribution date for the stock dividend will be June 17, 2005.

Currently, 2,746,263 common shares are issued and outstanding with a par value of $.001. After the distribution of the stock dividend shares, approximately 27,462,630 shares of common stock will be issued and outstanding. Nine additional shares of common stock will be issued and delivered to shareholders of record for each single share held on the record date of June 3, 2005.

The Company transfer agent is:

Continental Stock Transfer & Trust Company

17 Battery Place South, 8th Floor, New York, NY 10004

Chris R. Salmonson, president and chief executive officer, stated, "We are pleased to reward our patient and loyal shareholders with this '10 for 1' stock split, in the form of a 900% stock dividend. The decision by the Board of Directors to authorize this stock split reflects our positive outlook for FuelNation's future."

Shaikh Isa Mohammed Isa Alkhalifa, Director, stated "We have been very diligent in executing our business plan and intend to reward our shareholders with equity in their company. Although it has been time consuming delivering the infrastructure to create a vertically integrated oil and energy company, the hard and meticulous work is beginning to show results."

Further, Drew Connolly, VP Investor Relations, wishes to say to all the investors and especially those to whom he has introduced to the company that "FuelNation is entering a dynamic and challenging 'new world petroleum market' that offers tremendous profit potential. This is a spectacular opportunity for an early stage company and its shareholders. The Fuel Nation management team will certainly be up to the coming challenges that lie ahead."

FuelNation, through its subsidiaries, is engaged in the global energy markets. Leman Energy, a wholesaler of unbranded oil & gas products for FuelNation Coal, has a joint venture agreement to exploit domestic coal reserves primarily in W.Va. Travel Center Properties, another subsidiary, is focused on providing turnkey state-of-the-art travel centers with its first project slated for Davie, Fl. The Company is developing additional technologies that are specific to the retail fueling industry that will expand its scope and breadth of operations.

Company web site: www.fuelnation.com

Frequently asked Questions:

With regard to the stock split, what do the terms "Record Date," "Distribution Date" mean?

"Record Date" refers to the date on which all holders of FuelNation stock are identified to determine who will receive the declared dividend of additional FuelNation shares. The Record Date for this transaction is June 3, 2005.

"Distribution Date" refers to the date that additional shares are distributed to stockholders of record. The Distribution Date for this transaction is June 17, 2005.

What if I own FuelNation shares on June 3, 2005?

If you own FuelNation shares as of June 3, 2005, you are the "record owner" of those shares and will be entitled to receive nine additional FuelNation shares for every one FuelNation share that you own (the result being you will have nine additional shares for each one share you owned prior to the split).

What if I purchase FuelNation shares after June 3, 2005 and before June 17,
2005?

If you purchase FuelNation shares after June 3, 2005 and before June 17, 2005, you are considered the "beneficial owner" of those shares and will automatically receive nine additional FuelNation shares for every one FuelNation share that you purchased. Your broker can explain this further, as well as assist you with the transaction.

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What if I sell FuelNation shares after June 3, 2005 and before June 17, 2005?

If you were the owner of those FuelNation shares as of June 3, 2005, you are considered the "record owner" and are entitled to receive nine additional FuelNation shares for every one FuelNation share that you own. HOWEVER, if you sell those shares after June 3, 2005 and before June 17, 2005, you are no longer entitled to keep the additional FuelNation shares. Because you were considered the "record owner" of the FuelNation shares on June 3, 2005, you may still receive these additional shares. In order to deliver the additional shares to their rightful owner, you may receive a "due bill" for the additional shares. This "due bill," which is often incorporated in the broker's confirmation of sale notice, states that, upon receipt of your additional FuelNation shares, you must deliver them to the broker who conducted the sale so that they can be forwarded to the buyer. Your broker can explain and assist you with the transaction.

What will happen to the outstanding securities, in my brokerage account?

Any outstanding securities in your brokerage account as of June 3, 2005 will automatically be adjusted by your broker according to the 10:1 stock split. For detailed information regarding your specific account, please contact your broker.

What will happen to the existing order(s) for my FuelNation shares that I have outstanding with my broker?

Please contact your broker directly for information on how your outstanding order(s) will be handled.

What are the tax consequences to FuelNation stockholders that receive additional FuelNation shares?

This type of transaction is not considered a taxable event, thus the additional shares received will have no tax consequence (see below).

Will the basis for my original FuelNation shares change due to the stock split?

Yes. The cost basis per share of your original FuelNation stock, used to calculate your tax liability, will be reduced by ten times (see below). NOTE:
Since you will have ten times more shares, the total cost basis is unchanged.

What will the cost basis be for the additional FuelNation shares that I receive?

The cost basis per share, used to calculate your tax liability, will be one-tenth the cost basis for your "original" FuelNation stock.

How will I receive my additional FuelNation shares if I currently hold FuelNation stock certificates?

If you currently hold FuelNation stock in certificate form you are considered the "stockholder of record." The stock dividend shares are being distributed to you by FuelNation's transfer agent, Continental Stock Transfer & Trust Company.

How will I receive my additional FuelNation shares if I currently hold FuelNation stock in my brokerage account?

If you currently hold FuelNation stock in a brokerage account, also known as holding shares in "street name," your broker is the "stockholder of record." Additional shares will be delivered to your broker and your brokerage account will be credited with those shares.

A number of statements contained in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties. The actual results of FuelNation may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. FuelNation encourages the public to read the information provided here in conjunction with its most recent filings on Form 10KSB and Form 10QSB. FuelNation's public filings may be viewed at www.sec.gov.

Contact:
CONTACT:
FuelNation Inc.
James A. (Drew) Connolly
954-587-3775 Extension 118
http://www.fuelnation.com

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Source: FuelNation, Inc.


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